Exhibit 23

CONSENT OF INDEPENDENT ACCOUNTANTS

IRIS International, Inc.

Chatsworth, California

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (File Nos. 33-10631, 33-56772, 33-82560, 333-31931, 333-45348, 333-31393, 333-63304, 333-65547 and 333-103462) and on Form S-3 (File Nos. 333-27189, 333-37946, 333-86617 and 333-48097) of IRIS International, Inc. of our report dated February 27, 2004, relating to the consolidated financial statements of IRIS International, Inc. appearing in the Company’s Annual Report on Form 10-K for the three years in the period ended December 31, 2003.

We also consent to the reference to us under the caption “Experts” in the Form S-3 Prospectuses.

/s/ BDO Seidman, LLP

Los Angeles, California

March 24, 2004